Exhibit 10.3
AMENDMENT NUMBER THREE TO
CHANGE IN CONTROL SEVERANCE AGREEMENT
This Amendment to the Change in Control Severance Agreement (“Amendment”) is made and entered into as of the 25h day of July, 2017, by and between COUSINS PROPERTIES INCORPORATED, a Georgia corporation (the “Company”), and LAWRENCE L. GELLERSTEDT III, an individual resident of Georgia (“Executive”).

WHEREAS, Company and Executive entered into a Change in Control Severance Agreement dated as of September 12, 2007, as amended by Amendment Number One to Change in Control Severance Agreement dated as of June 1, 2009 and Amendment Number Two to Change in Control Severance Agreement dated as of January 5, 2011 (as amended, the “Agreement”); and

WHEREAS, the Company has determined that its recent business operations and current strategy are focused on office properties, with other product types being limited to opportunistic investments, and the Company desires to revise the definition of Company Business in the Agreement to reflect the narrower operational and strategic focus; and

WHEREAS, the Company and the Executive mutually desire to amend the Agreement to provide a mechanism to ensure compliance with the requirements of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) to avoid potential excise taxes imposed on Section 280G “parachute payments” under Section 4999 of the Code and to eliminate any requirement for a “Gross Up Payment” to or on behalf of Executive; and

NOW, THEREFORE, in consideration of Executive’s continued employment with the Company, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1.Section 1(a) of Exhibit A of the Agreement (form of Protective Agreement) is hereby deleted in its entirety, and the following is substituted in lieu thereof:

“(a)    ‘Company’s Business’ shall mean the business of the development, acquisition, financing, management, leasing and sale of commercial office properties.”

2.    Section 1.15 of the Agreement is hereby deleted in its entirety and “Intentionally Omitted” is substituted in lieu thereof.

3.    Section 3 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:
Tax Protection. If the Company or its independent accountants (which shall consider such issue upon the reasonable request of Executive) determine that any payments or benefits called for under this Agreement, together with any other payments and benefits made available to Executive by the Company or a subsidiary or affiliate thereof (collectively, the “Payments”), will result in Executive’s being subject to an excise tax under Section 4999 of the Code, then a determination shall be made by the Company or its independent accountants as to whether it would result in larger net payments to Executive, after paying all applicable taxes (including any applicable tax under § 4999 of the Code), to: (i) receive all of the Payments, or (ii) receive the portion of the Payments that in the aggregate is One Dollar ($1.00) less than the amount which would cause the Payments to be subject to the excise tax imposed by § 4999 of the Code (the “Safe Harbor Amount”). If the determination is that it would result in larger net payments to Executive after paying all applicable taxes to receive all of the Payments pursuant to § 3(i), then such Payments shall be made to Executive in accordance with the terms of this Agreement. If the determination is that it would result in larger net payments to Executive after paying all applicable taxes to receive the Safe Harbor Amount pursuant to § 3(ii), then only the Safe Harbor Amount shall be paid to Executive in accordance with the terms of this Agreement. In the event the Safe Harbor Amount pursuant to § 3(ii) is to be paid to Executive, the Payments to which Executive would otherwise be entitled to under this Agreement shall be reduced on a pro rata basis. Any determinations under this Section 3 shall be made in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary, or final) and any related Internal Revenue Service rulings and any related case law and, if Company reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment (other than waiving Executive’s right to any payments or benefits in excess of the payments or benefits which Executive has expressly agreed to waive under this Section 3) and Executive complies with such request, the Company shall provide Executive with such information and such expert advice and assistance from the Company’s independent accountants, attorneys and other advisors as Executive may reasonably request, and Company shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest, and other assessments.

4.    Section 2.1(i) of the Agreement is hereby amended to delete the first sentence and to substitute in lieu thereof the following: “The Company shall pay Executive an amount equal to three (3) times the sum of (a) Executive’s Annual Base Salary plus (b) Executive’s Average Bonus.

5.    This Amendment shall be effective as of the date set forth above. Except as amended herein, the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of the date set forth above.
“Company”
COUSINS PROPERTIES INCORPORATED,
a Georgia corporation

By:
Name:
Title:

EXECUTIVE

LAWRENCE L. GELLERSTEDT III